Exhibit 10.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

dated as of

September 14, 2006

by and between

ENERGY TRANSFER PARTNERS, L.P.

and

EFS-PA, LLC

CDPQ INVESTMENTS (U.S.) INC.

LAKE BLUFF, INC.

MERRILL LYNCH VENTURES L.P. 2001

KINGS ROAD HOLDINGS I LLC

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EXHIBITS

Exhibit A	—	Schedule of Sellers
Exhibit B	—	Southern Union Agreement
Exhibit C	—	Form of Assignment of Purchased Interests
Exhibit D	—	Resolutions
Exhibit E	—	Notice Information

SCHEDULES

Schedule 1.1	—	Knowledge

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of September 14, 2006 (this “Agreement”), is entered into by and among Energy Transfer Partners, L.P., a Delaware limited partnership (the “Buyer”), EFS-PA, LLC, a Delaware limited liability company (“EFS”), CDPQ Investments (U.S.) Inc., a Delaware corporation (“CDPQ”), Lake Bluff Inc., a Delaware corporation (“Lake Bluff”), Merrill Lynch Ventures, L.P. 2001, a Delaware limited partnership (“ML Ventures”), and Kings Road Holdings I LLC, a Delaware limited liability company (“Kings Road” and, collectively with EFS, CDPQ, Lake Bluff and ML Ventures, the “Sellers”).

WITNESSETH:

WHEREAS, CCE Holdings, LLC, a Delaware limited liability company (“CCE”), through its subsidiaries, owns and operates a network of natural gas pipelines and is engaged in the business of the interstate transportation of natural gas;

WHEREAS, an indirect Subsidiary of CCE owns all of the issued and outstanding member interests of Transwestern Pipeline Company, LLC, a Delaware limited liability company (“TPC”);

WHEREAS, the Sellers own Class B Membership Interests in CCE that collectively represent 50% of the outstanding membership interests in CCE (the “50% CCE Interest”);

WHEREAS, subject to the terms and conditions set forth herein, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the 50% CCE Interest;

WHEREAS, each of the Sellers and Buyer have obtained all necessary approvals of, and deems it advisable and in the best interests of their respective shareholders, partners and members to consummate, the transactions contemplated by, this Agreement upon the terms and subject to the conditions set forth herein and therein;

WHEREAS, concurrently with the execution of this Agreement, Southern Union Company, a Delaware corporation (“Southern Union”), and each Seller have executed and delivered the Mutual Release, Consent and Waiver Agreement in the form attached hereto as Exhibit B (the “Southern Union Agreement”); and

WHEREAS, concurrently with the execution of this Agreement, Buyer has executed and delivered to each Seller a promissory note in the aggregate amount of $100,000,000 for all of the Sellers (the “Deposit Notes”).

NOW, THEREFORE, for and in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties, intending to be legally bound hereby, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. In this Agreement, unless the context otherwise requires, terms shall have the meanings set forth below.

“50% CCE Interest” shall have the meaning set forth in the Recitals of this Agreement.

“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by”, and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of CCE or any of its subsidiaries shall be deemed to be Affiliates of any of the Sellers for purposes of this Agreement.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Allocated Purchase Price” means with respect to each Seller, the dollar amount set forth opposite such Seller’s name under the heading “Allocated Purchase Price” on Exhibit A hereto.

“Approximated Earnings” means, (a) to the extent that the Closing occurs prior to November 1, 2006, an amount of approximated earnings on the 50% CCE Interest equal to an interest factor on the Purchase Price of six percent (6%) per annum calculated on the basis of a 365 or 366 day year (as the case may be) from the Closing Date up to and including October 31, 2006 or (b) to the extent that the Closing has not occurred prior to November 1, 2006, an amount of approximated earnings on the 50% CCE Interest equal to an interest factor on the Purchase Price of six percent (6%) per annum calculated on the basis of a 365 or 366 day year (as the case may be) from November 1, 2006 up to but not including the Closing Date. The Approximated Earnings shall be allocated to each Seller in the same proportions as set forth opposite such Seller’s name under the heading “Purchased Interests” on Exhibit A hereto.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized by Law to close.

“Buyer” shall have the meaning set forth in the Preamble to this Agreement.

“Buyer Related Party” shall have the meaning set forth in Section 5.1 of this Agreement.

“Causes of Action” shall have the meaning set forth in Section 6.3(a) of this Agreement.

“CCE” shall have the meaning set forth in the Recitals to this Agreement.

“Class B Member” shall have the meaning set forth in the LLC Agreement.

“Closing” shall have the meaning set forth in Section 2.2 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 2.2 of this Agreement.

“Class B Membership Interest” shall have the meaning set forth in the LLC Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” shall have the meaning set forth in Section 6.2(a) of this Agreement.

“Deposit Notes” shall have the meaning set forth in the Recitals.

“EFS” shall have the meaning set forth in the Preamble to this Agreement.

“Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

“Executive Committee” shall have the meaning ascribed to such term in the LLC Agreement.

“FCC” means the Federal Communications Commission.

“FTC” shall have the meaning set forth in Section 6.2(a) of this Agreement.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case which has jurisdiction or authority with respect to the applicable party.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” shall have the meaning set forth in Section 5.3 of this Agreement.

“Indemnifying Party” shall have the meaning set forth in Section 5.3 of this Agreement.

“Justice Department” shall have the meaning set forth in Section 6.2(a) of this Agreement.

“knowledge” means, with respect to each Seller, the actual knowledge of each person listed on Schedule 1.1 hereto under such Seller’s name.

“Law” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of CCE, as amended as of the date hereof.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, association, trust, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.

“Purchase Price” means $1,000,000,000, which is the aggregate of each Seller’s Allocated Purchase Price as set forth on Exhibit A hereto.

“Purchased Interests” means with respect to each Seller, the percentage of Class B Membership Interest as set forth opposite such Seller’s name on Exhibit A hereto.

“Released Parties” shall have the meaning set forth in Section 6.3(a) of this Agreement.

“Sellers” shall have the meaning set forth in the Preamble to this Agreement.

“Sellers’ Related Party” shall have the meaning set forth in Section 5.2 of this Agreement.

“Southern Union” shall have the meaning set forth in the Preamble to this Agreement.

“Southern Union Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Subsidiary” means, as to any Person, any corporation or other entity of which: (i) such Person or a Subsidiary of such Person is a general partner or manager; (ii) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (iii) any corporation or other entity as to which such Person consolidates for accounting purposes.

“TPC” shall have the meaning set forth in the Recitals to this Agreement.

“Walk-Away Date” shall have the meaning set forth in Section 7.9(a)(ii) of this Agreement.

Section 1.2 Rules of Construction. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, and (c) ”include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.” In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party’s permitted successors and assigns. The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an “Exhibit” followed by a number or a letter refer to the specified Exhibit to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, it is the intent of the parties hereto that this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE 2

PURCHASE

Section 2.1 Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement, at the Closing, each Seller, severally and not jointly, hereby agrees to convey, assign, transfer and deliver to Buyer the Purchased Interests owned by such Seller, free and clear of all Encumbrances, and Buyer hereby agrees to pay (i) first, all fees and expenses (“WGM Expenses”) of Weil, Gotshal & Manges LLP to the extent and only to the extent set forth in an invoice to be delivered to Buyer at least two (2) Business Days prior to the Closing Date and such payment shall be made by wire transfer in immediately available funds to an account designated in such invoice and (ii) second, each Seller its Allocated Purchase Price plus (if Closing occurs after November 1, 2006) or minus (if Closing occurs prior to November 1, 2006) the Approximated Earnings, if any, less its pro rata portion of WGM Expenses by wire transfer in immediately available funds to an account designated by such Seller to Buyer at least two (2) Business Days prior to the Closing Date. For the avoidance of doubt, Buyer shall not be responsible for the payment of any fees or expenses of Weil, Gotshal & Manges LLP other than those specified in the invoice referred to in the preceding sentence.

Section 2.2 Closing Date. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, 2300 First City Tower, Houston, Texas, at 10:00 a.m., local time, (a) if satisfied prior to December 1, 2006, on the first day of the month following the date when all conditions to the closing of the transactions contemplated by this Agreement specified in Section 2.3 hereof have been satisfied, provided that the Closing shall not occur prior to November 1, 2006 or (b) if satisfied on or after December 1, 2006, on December 29, 2006, unless, in each case, Buyer and Sellers agree in writing to another place or time (such date the “Closing Date”).

Section 2.3 Conditions to Closing. The respective obligations of each party to consummate the purchase and sale of the Purchased Interests shall be subject to the satisfaction on or prior to the Closing Date of the conditions that (i) all waiting periods applicable to the transactions contemplated by Section 2.1 of this Agreement under the HSR Act shall have expired or been terminated and (ii) Southern Union shall have made the filings with the FCC contemplated by Section 9 of the Southern Union Agreement.

Section 2.4 Sellers’ Deliveries. At the Closing, subject to the terms and conditions hereof, each Seller will deliver, or cause to be delivered, to Buyer (i) an Assignment of Purchased Interests, in the form attached hereto as Exhibit C, with respect to the Purchased Interests set forth opposite the name of such Seller on Exhibit A attached hereto, duly executed by an authorized representative thereof, and (ii) such Seller’s Deposit Note.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally and not jointly, hereby represents and warrants and covenants to Buyer that:

Section 3.1 Existence. Such Seller is duly organized and validly existing and in good standing under the laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.

Section 3.2 Authorization; Enforceability. Such Seller has all necessary legal power and authority to enter into, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by such Seller and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of such Seller is required. This Agreement has been duly executed and delivered by such Seller and constitutes a legal, valid and binding obligation of such Seller; provided that, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity and except as the rights to indemnification may be limited applicable law (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.3 Title to Purchased Interests. Such Seller owns, beneficially and otherwise, the Purchased Interests specified for such Seller on Exhibit A attached hereto, free and clear of all Encumbrances, options, warrants, claims (contingent or absolute) or rights of any other Person of any kind or character except as arise out of this Agreement. Each Seller has the unrestricted right, power and authority to transfer and deliver the Purchased Interests specified for such Seller on Exhibit A attached hereto to the Buyer. Such Seller has not assigned, transferred or otherwise disposed of any of the Purchased Interests specified for such Seller on Exhibit A attached hereto or any of its rights under the LLC Agreement.

Section 3.4 Capitalization. To such Seller’s knowledge, the Purchased Interests have been duly authorized, validly issued, fully paid member interest of CCE and were not issued in violation of any preemptive rights. To such Seller’s knowledge and except as set forth in the LLC Agreement, (i) there are no Class B Membership Interests of CCE authorized, issued or outstanding or reserved for any purpose other than the Purchased Interests and the 50% Class B Membership Interest owned by Southern Union, and (ii) there are no (A) existing options, warrants, calls, rights of first refusal, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the Purchased Interests obligating such Seller, CCE or any of their respective Affiliates to issue, transfer or sell, or cause to be issued, transferred or sold, any Class B Membership Interests, (B) outstanding securities of such Seller, CCE or any of their respective Affiliates that are convertible into or exchangeable or exercisable for any of the Class B Membership Interests, (C) options, warrants or other rights to purchase from such Seller, CCE or any of their respective Affiliates any such convertible or exchangeable securities or (D) contracts, agreements or arrangements of any kind relating to the issuance of any of the Class B Membership Interests, or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, such Seller, CCE or any of their respective Affiliates are subject or bound.

Section 3.5 No Breach. Assuming the termination of the HSR Act waiting period, the execution, delivery and performance of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated hereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, the LLC Agreement or any material agreement to which such Seller is a party or by which such Seller is bound, (b) conflict with or result in any violation of the provisions of the organizational documents of such Seller, or (c) violate any statute or order, rule or regulation of any court or governmental agency or body having jurisdiction over such Seller, except in the case of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by this Agreement and could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition of such Seller.

Section 3.6 Approvals. Except for any approvals required by the HSR Act, any approvals required by the Communications Act and for approvals which have already been obtained, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Entity or any other Person is required in connection with the execution, delivery or performance by such Seller of this Agreement, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption from, or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, be reasonably likely to be material to such Seller or would not materially delay the Closing.

Section 3.7 Certain Fees. No fees or commissions are or will be payable by such Seller to brokers, finders, or investment bankers with respect to the consummation of the transactions contemplated by this Agreement.

Section 3.8 No Side Agreements. There are no other agreements by, among or between such Seller and any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby, nor promises or inducements for future transactions between or among any of such parties.

Section 3.9 Litigation. There is no action, suit, or proceeding pending (including any investigation, litigation or inquiry) or, to such Seller’s knowledge, contemplated or threatened against or affecting such Seller, which questions the validity of this Agreement or the right of such Seller to enter into this Agreement or to consummate the transactions contemplated hereby.

Section 3.10 No Other Representations. Except as and to the extent set forth in this Article III, such Seller makes no representations or warranties whatsoever to Buyer in connection with the transactions contemplated by this Agreement, and hereby disclaims all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of Sellers or any Affiliate thereof). Sellers make no representations or warranties to Buyer regarding the probable success or profitability of CCE or its Subsidiaries or their respective businesses.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers that:

Section 4.1 Existence. Buyer is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business in the places and in the manner currently conducted.

Section 4.2 Authorization; Enforceability. Buyer has all necessary legal power and authority to enter into, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of Buyer is required. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer; provided that, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity and except as the rights to indemnification may be limited applicable law (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.3 No Breach. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which Buyer is a party or by Buyer is bound, (b) conflict with or result in any violation of the provisions of the organizational documents of Buyer, or (c) violate any statute or order, rule or regulation of any court or governmental agency or body having jurisdiction over Buyer, except in the case of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by this Agreement and could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition of Buyer.

Section 4.4 Certain Fees. No fees or commissions are or will be payable by Buyer to brokers, finders, or investment bankers with respect to the consummation of the transaction contemplated by this Agreement except for those for which Buyer will be solely responsible for the payment thereof.

Section 4.5 No Side Agreements. There are no other agreements by, among or between Buyer and any of its Affiliates, on the one hand, and the Sellers or any of their Affiliates, on the other hand, with respect to the transactions contemplated hereby, nor promises or inducements for future transactions between or among any of such parties.

Section 4.6 Investment Intent. Buyer is acquiring the Purchased Interests for Buyer’s own account, and not with a view to, or for sale in connection with, the distribution thereof in violation of state or federal law. Buyer acknowledges that the Purchased Interests have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and neither Sellers nor any of their Affiliates have any obligation to cause the Purchased Interests to be registered. Without such registration, the Purchased Interests may not be sold, pledged, hypothecated or otherwise transferred unless it is determined that registration is not required. Buyer, through its officers, employees and agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Purchased Interests, and Buyer, through its officers, employees and agents, has evaluated the merits and risks of the investment in the Purchased Interests.

Section 4.7 Financing. Buyer will have at the Closing Date all funds necessary to pay the Purchase Price under this Agreement.

Section 4.8 Approvals. Except for any approvals required by the HSR Act, any approvals required by the Communications Act and for approvals which have already been obtained, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Entity or any other Person is required in connection with the execution, delivery or performance by the Buyer of this Agreement, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption from, or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, be reasonably likely to be material to Buyer, or would not materially delay the Closing.

Section 4.9 Litigation. There is no action, suit, or proceeding pending (including any investigation, litigation or inquiry) or, to Buyer’s knowledge, contemplated or threatened against or affecting Buyer, which questions the validity of this Agreement or the right of Buyer to enter into this Agreement or to consummate the transactions contemplated hereby. Buyer does not have actual knowledge of any material fact or circumstance related to the business or operations of Buyer and its Subsidiaries that would be reasonably likely to cause the expiration or termination of the HSR waiting period applicable to the transactions contemplated by this Agreement not to occur, assuming compliance by Buyer of its obligations pursuant to Section 6.2 hereof and assuming compliance by Southern Union of its obligations pursuant to Section 9 of the Southern Union Agreement.

ARTICLE 5

INDEMNIFICATION, COSTS AND EXPENSES

Section 5.1 Indemnification by the Sellers. Each Seller agrees, severally and not jointly, to indemnify Buyer and its Representatives (collectively, “Buyer Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages (other than any special, consequential, indirect or punitive damages), or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations or warranties of such Seller contained in Sections 3.2, 3.3, 3.4, 3.5 and 3.6 hereof, provided, however, that the liability of each Seller shall not be greater in amount than such Seller’s Allocated Purchase Price.

Section 5.2 Indemnification by Buyer. Buyer agrees to indemnify Sellers and their respective Representatives (collectively, “Sellers’ Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages (other than any special, consequential, indirect or punitive damages), or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations or warranties of Buyer contained herein, provided that the liability of Buyer shall not be greater in amount than the aggregate Purchase Price.

Section 5.3 Indemnification Procedure. Promptly after any Sellers’ Related Party or Buyer Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense and employ counsel or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrong doing by, the Indemnified Party.

Section 5.4 Remedy. The sole remedy of a party in connection with (i) a breach or inaccuracy of any representation or warranty under this Agreement or any certificates or other documents delivered pursuant to this Agreement on the Closing Date, or (ii) any failure by a party to perform or observe any term, provision, covenant, or agreement on the part of such party to be performed or observed under this Agreement, shall, in each case, be as expressly set forth in this Article V.

ARTICLE 6

COVENANTS OF THE PARTIES

Section 6.1 Conduct of Business. Except as contemplated by this Agreement, the Southern Union Agreement or the resolutions attached hereto as Exhibit D, prior to the Closing Date, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), each Seller shall severally take such action, to the extent within the control of such Seller and presented to such Seller for a vote or written consent as holders of Purchased Interests or as members of the Executive Committee of CCE, to cause CCE and its Subsidiaries not to:

(a) Amend its organizational documents or governance documents;

(b) Issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or options, puts, warrants, calls, commitments or rights of any kind to acquire, any of its membership or ownership interests or subdivide or in any way reclassify any membership or ownership interests or change or agree to change in any manner the rights of its outstanding membership or ownership interests;

(c) (i) Declare, set aside or pay any dividend or other distribution with respect to any member interests of any class or series of equity interests of CCE; (ii) split, combine or reclassify any member interests of any class or series of CCE; or (iii) redeem, purchase or otherwise acquire directly or indirectly any member interests of any class or series of CCE, or any instrument or security which consists of or includes a right to acquire such equity interests;

(d) Grant any severance or termination pay to, or enter into, extend or amend any employment, consulting, severance or other compensation agreement with, or otherwise increase the compensation or benefits provided to any of its officers or other employees whose annual salary base is in excess of $100,000 other than in the ordinary course of business, consistent with past practice;

(e) Sell, lease, license, mortgage or otherwise dispose of any properties or assets material to its business, other than (i) sales made in the ordinary course of business consistent with past practice or (ii) sales of obsolete or other assets not presently utilized in its business;

(f) Merge with or into or consolidate with any other Person;

(g) Make any change in its accounting principals, practices, estimates or methods, other than as may be required by GAAP, applicable Law or any Governmental Entity;

(h) Organize any new Subsidiary or acquire any capital stock of, or equity or ownership interest in, any other Person;

(i) Materially modify or amend or terminate any material contract or waive, release or assign any material rights or claims under a material contract, except in the ordinary course of business and consistent with past practice;

(j) Pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice;

(k) Enter into any contract or transaction relating to the purchase of assets material to CCE and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;

(l) (i) Incur or assume any long-term debt, or except in the ordinary course of business consistent with past practice, incur or assume short-term indebtedness (other than intercompany indebtedness) exceeding $5,000,000 in the aggregate from the date hereof until the Closing Date; (ii) modify the terms of any indebtedness or other liability, other than modifications of short-term debt in the ordinary course of business, consistent with past practice; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than any Subsidiary of CCE) other than in the ordinary course consistent with past practice;

(m) Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(n) Make or change any material election in respect of taxes (other than an election pursuant to Section 754 of the Code), adopt or request permission of any taxing authority to change any material accounting method in respect of taxes, or enter into any closing agreement in respect of taxes that would increase the tax liability of Buyer, without Buyer’s written consent which shall not be unreasonably withheld;

(o) Other than routine compliance filings, make any filings or submit any documents or information to the United States Federal Energy Regulatory Commission without prior consultation with Buyer;

(p) Except for the matters set forth in the resolutions attached as Exhibit D hereto, approve any matter required to be approved by the Class B Members pursuant to Section 4.4 of the LLC Agreement or any matter required to be approved by the members of the Executive Committee of CCE pursuant to Section 4.2 of the LLC Agreement; provided however, that Seller may approve any annual budget of TPC in the ordinary course of business consistent with past practices and provided that if such does not contravene any other provision of this Agreement; or

(q) Authorize any of, or commit or agree to take any of, the actions referred to in the paragraphs (a) through (p) above.

Section 6.2 Consents and Approvals. (a) Buyer shall (i) file or cause to be filed, within seven (7) Business Days after the execution and delivery of this Agreement, with (1) the Federal Trade Commission (“FTC”) and the United States Department of Justice (the “Justice Department”), all reports and other documents required to be filed by such party under the HSR Act concerning the transactions contemplated hereby and (2) the FCC, all reports, consents and other documents required to be filed by such party under the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Communications Act”), or as required by the FCC and (ii) promptly comply with or cause to be complied with any requests by the FTC or the Justice Department for additional information concerning such transactions. Buyer agrees to request and seek early termination of the waiting period under the HSR Act or other HSR clearance with respect to the transactions contemplated by this Agreement. The filing fees payable in connection with the filings required by the HSR Act and the Communications Act in connection with the transaction contemplated hereby shall be borne equally by the Buyer, on the one hand, and Sellers, on the other hand. Buyer shall, and shall cause its respective

Affiliates to, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would materially and adversely affect the ability of any party to this Agreement to consummate the transactions contemplated hereby or thereby, use their commercially reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be (including by pursuing any available appeal process; provided that “commercially reasonable best efforts” shall not include any divestiture, agreement, condition, restriction or requirement requested by any Governmental Entity to avoid the entry, enactment or promulgation of any threatened preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order relating to antitrust that would constitute a material adverse effect on the financial condition, results of operations or prospects of Buyer, its Subsidiaries and TPC, taken as a whole. Each Seller shall take such action within its control as a Class B Member to cause CCE to use its commercially reasonable efforts to assist Buyer and Southern Union with respect to any actions required to be taken by Buyer pursuant to this Section 6.2.

(b) Buyer agrees to keep Sellers informed of all material developments regarding the HSR Act filing, including, without limitation, the expiration or termination of the HSR Act waiting period and all efforts to achieve the termination of the HSR Act waiting period, including any communications with any Governmental Entity. In addition, Buyer shall immediately provide Sellers with written evidence of the expiration or termination of the HSR Act waiting period.

Section 6.3 Release. (a) Effective upon the Closing Date, Buyer hereby fully, finally and irrevocably releases, acquits and forever discharges each Seller, and each of their respective officers, directors, partners, general partners, limited partners, managing directors, members, stockholders, trustees, shareholders, representatives, employees, principals, agents, affiliates, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them (collectively, the “Released Parties”) from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, brought by, through or on behalf of Buyer, that are directly or indirectly related to their respective direct and indirect ownership in CCE and its affiliates (including any non-wholly owned subsidiary) or resolutions approved and authorized by the Class B Executive Committee Members (including the resolutions attached hereto as Exhibit D) which Buyer had, has, or may have had at any time in the past until and including the Closing Date against the Released Parties, or any of them (collectively, “Causes of Action”), except that the Released Parties shall not be released from the express obligations set forth under this Agreement that survive Closing. Buyer hereby represents to the Released Parties that it (i) is the sole and lawful owner of all right, title and interest in and to any Cause of Action, (ii) except as set forth above, fully intends to release all Causes of Action against the Released Parties including, without limitation, unknown and contingent Causes of Action, and (iii) has consulted with counsel with respect to the execution and delivery of this Release and has been fully apprised of the consequences hereof. Furthermore, Buyer further agrees not to institute any litigation, lawsuit, claim or action against any Released Party with respect to the released Causes of Action.

(b) Effective upon the Closing, Buyer agrees to acknowledge and ratify the release of Sellers by CCE and its wholly-owned subsidiaries as set forth in Section 2 of the Southern Union Agreement. In addition, effective upon Closing, Buyer assigns all rights to and under any Causes of Action, including, without limitation, the rights to any proceeds thereof. Buyer agrees at any time, and from time to time, after the Closing Date, it will execute such additional documents and take such actions as may be reasonably requested by Sellers to confirm or otherwise carry out the intent and purposes of this Section 6.3.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Survival of Provisions. The representations, warranties and covenants set forth in Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.9, 4.2, 4.3, 4.8 and 4.9 made in this Agreement shall survive the Closing Date, subject to the applicable statutes of limitation, and remain operative and in full force and effect, and the other representations, warranties and covenants contained in this Agreement shall not survive the Closing Date. Subject to any applicable statutes of limitation, all indemnification obligations of the Sellers and Buyer and the provisions of Article V shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing referencing that individual Section, regardless of any purported general termination of this Agreement.

Section 7.2 No Waiver; Modifications in Writing.

(a) Delay. No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification, or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Sellers from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any of the Sellers in any case shall entitle such Seller to any other or further notice or demand in similar or other circumstances.

Section 7.3 Binding Effect; Assignment.

(a) Binding Effect. This Agreement shall be binding upon Buyer, each Seller, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

(b) Assignment of Purchased Interests. All or any portion of Purchased Interests purchased pursuant to this Agreement may be sold, assigned or pledged by Buyer, subject to compliance with applicable securities laws and Section 4.6 herein.

(c) Assignment of Rights. All or any portion of the rights and obligations of Buyer under this Agreement may be transferred by Buyer to any Affiliate of Buyer without the consent of the Sellers, so long as Buyer remains primarily liable for all of its obligations hereunder. All or any portion of the rights and obligations of Buyer under this Agreement may not be transferred by Buyer to a non-Affiliate without the written consent of each Seller.

Section 7.4 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to addresses set forth on Exhibit E hereto or to such other address as Buyer or such Seller may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 7.5 Entire Agreement. This Agreement and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Buyer or the Sellers or any of their Affiliates set forth herein or therein. This Agreement, and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 7.6 Public Announcements. Until the Closing Date or termination of this Agreement, Buyer and Sellers will consult in advance on the necessity for, and the timing and content of, any communications to be made to the public and, subject to legal constraints, to the form and content of any application or report to be made to any Governmental Entity that relates to the transaction contemplated by this Agreement and, except with respect to public announcements or public disclosures that are, in the opinion of the party proposing to make such announcement or disclosure, legally required to be made, all public announcements and public disclosures shall require the consent of the other parties, which consent shall not be unreasonably withheld. Should a public announcement or public disclosure be made by one party, the other parties shall be immediately advised of the text and time of release of such announcement or disclosure.

Section 7.7 Governing Law; Consent and Jurisdiction. This Agreement will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Each party hereby irrevocably consents to the exclusive personal jurisdiction and venue of any Delaware State court or to any United States Federal court of competent jurisdiction located in Delaware, in any action, claim or proceeding arising out of or in connection with this Agreement and agrees not to commence or prosecute any action, claim or proceeding in any other court. Each of the parties hereby expressly and irrevocably waives and agrees not to assert the defense of lack of personal jurisdiction, forum non conveniens or any similar defense with respect to the maintenance of any such action or proceeding in Delaware.

Section 7.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 7.9 (a) Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(i) by the mutual written consent of Buyer and each Seller; or

(ii) by either of the Buyer or the Sellers if the Closing shall not have occurred on or before December 29, 2006 (the “Walk-Away Date”), provided, however, that the right to terminate this Agreement under this Section 7.9(a)(ii) shall not be available to a party if the failure of the Closing to occur on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement prior to the Walk-Away Date; or

(iii) by Sellers if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Buyer set forth in this Agreement shall fail to be true in any material respect), which breach or failure is incapable of being cured, or is not cured, by Buyer within 10 business days following receipt of written notice from Seller of such breach or failure; or

(iv) by Buyer if Sellers shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Sellers set forth in this Agreement shall fail to be true in any material respect), which breach or failure is incapable of being cured, or is not cured, by Sellers within 10 business days following receipt of written notice from Buyer of such breach or failure.

(b) Procedure Upon Termination. In the event of termination and abandonment by Buyer or Sellers, or both, pursuant to Section 7.9(a) hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Interests shall be abandoned, without further action by Buyer or Sellers.

(c) Effect of Termination. In the event that this Agreement is validly terminated in accordance with Sections 7.9(a) and 7.9(b), then (i) the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination, (ii) such termination shall be without liability to Buyer or Sellers and (iii) Sellers shall return the Deposit

Note to Buyer except in the case of termination pursuant to Section 7.9(a)(iii) of this Agreement; provided, that no such termination shall relieve any party hereto from any liability or obligation with respect to any willful breach of this Agreement.

Section 7.10 Payment Under Deposit Notes. Notwithstanding anything to the contrary in this Agreement, the issuance and delivery of, and payment under, the Deposit Notes, shall not constitute liquidated damages under this Agreement, and payments under the Deposit Notes shall be in addition to any other remedy for, any losses, liability, damage or claim arising out of or in connection with any such termination of this Agreement or the facts and circumstances resulting in such termination or otherwise related thereto or otherwise arising out of or in connection with this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P., its general partner

By:	Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Kelcy Warren
Title:	Co-Chief Executive Officer

EFS-PA, LLC

By:	Aircraft Services Corporation, its manager

By:	/s/ Randall F. Hornick
Title:	Vice President

CDPQ INVESTMENTS (U.S.) INC.

By:	/s/ Paul-Henri Couture
Title:	Senior Vice-President

By:	/s/ Michel Lefebvre
Title:	Vice-President, administration Placements privés

Signature Page to Purchase Agreement

LAKE BLUFF, INC.

By:	/s/ Howard Stern

Title:	Vice President

MERRILL LYNCH VENTURES L.P. 2001

By:	Merrill Lynch Ventures, LLC, its general partner

By:	/s/ George Bitar

Title:	Managing Director

KINGS ROAD HOLDINGS I LLC

By:	/s/ Erik M. W. Caspersen

Title:	Authorized Signatory

Signature Page to Purchase Agreement

EXHIBIT A

SCHEDULE OF SELLERS

Name	Purchased Interests	Allocated Purchase Price
EFS-PA, LLC	30.02%	$600,400,000
CDPQ Investments (U.S.) Inc.	9.40%	$188,000,000
Lake Bluff, Inc.	5.08%	$101,600,000
Merrill Lynch Ventures, L.P. 2001	3.385%	$67,700,000
Kings Road Holdings I LLC	2.115%	$42,300,000

Total	50%	$1,000,000,000

A-1

EXHIBIT B

SOUTHERN UNION AGREEMENT

B-1

EXHIBIT C

FORM OF ASSIGNMENT OF PURCHASED INTERESTS

ASSIGNMENT OF CLASS B MEMBERSHIP INTERESTS

IN CCE HOLDINGS, LLC

This ASSIGNMENT OF CLASS B LIMITED LIABILITY COMPANY MEMBERSHIP INTERESTS (this “Assignment”) is made effective as of                     , 2006, from                                     , a                      (“Assignor”), to Energy Transfer Partners, L.P., a Delaware limited partnership (“Assignee”).

RECITALS

WHEREAS, Assignor desires to sell, assign, transfer and convey to Assignee a      % Class B Membership Interest in CCE Holdings, LLC (“CCE”) (the “CCE Interests”);

WHEREAS, Assignee has agreed to purchase, receive and accept the CCE Interests from Assignor;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee do hereby agree to the following:

1. Assignor does hereby sell, assign, transfer, convey and deliver to Assignee the CCE Interests.

2. Assignor covenants and agrees to execute and deliver to Assignee all such other and additional conveyances, instruments and documents and to do all such other acts and things as may be reasonably necessary to vest more fully in Assignee record title to the CCE Interests.

This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York. This Assignment is binding on and shall inure to the benefit of Assignor and Assignee and their respective successors and assigns.

Effective as of the date first written above.

Energy Transfer Partners, L.P.

By:	By:
Name:	Name:
Title:	Title:

C-1

EXHIBIT D

RESOLUTIONS

D-1

EXHIBIT E

NOTICE INFORMATION

(i)	If to EFS-PA, LLC:

c/o GE Energy Financial Services, Inc.

120 Long Ridge Road

Stamford, Connecticut

Attention: Managing Director of Diversified Portfolio

Telephone: (203) 357-3981

Facsimile: (203) 357-2194

With a required copy (which shall not constitute notice to Sellers) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York

Attention: Michael A. Saslaw

Telephone: (214) 746-7700

Facsimile: (214) 746-7777

(ii)	If to CDPQ Investments (U.S.) Inc.:

1000, Place Jean-Paul-Riopelle

Montréal, Québec

H2Z 2B3, Canada

Attention: Renaud Faucher

Telephone: (514) 847-2527

Facsimile: (514) 847-2125

With a copy to:

Attention: Robert Coté

Telephone: (514) 847-2332

Facsimile: (514) 281-5212

(iii)	If to Lake Bluff, Inc.:

c/o The Northwestern Mutual Life Insurance Company

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attention: Investment Operations

Telephone: (414) 665-7262

Facsimile: (414) 625-6998

(iv)	If to Merrill Lynch Ventures, L.P. 2001:

4 World Financial Center, 23rd Floor

250 Vesey Street

New York, New York 10080

Attention: Christopher Birosak

Telephone: (212) 449-3586

Facsimile: (212) 449-1119

With a copy to:

Attention: Eileen M. Porter

Telephone: (212) 449-9853

Facsimile: (212) 449-7902

(v)	If to Kings Road Holdings I LLC:

598 Madison Avenue

14th Floor

New York, New York 10022

Attention: Brandon Jones and Erik Caspersen

Telephone: (212) 359-7300

Facsimile: (212) 359-7303

(vi)	If to Buyer:

Energy Transfer Partners, L.P.

8801 South Yale Avenue

Tulsa, Oklahoma 74137

Attention: Robert A. Burk

Telephone: (918) 794-4567

Facsimile: (918) 493-7290

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street

2500 First City Tower

Houston, Texas 77002

Attention: Thomas P. Mason, Esq.

Telephone: (713) 758-4539

Facsimile: (713) 615-5320

E-2

Schedule 1.1

KNOWLEDGE

Randall Hornick

Vann McCaw